Exhibit 99.1

For more information contact:

Jeff Palmer

Marvell Investor Relations

408-222-8373

jpalmer@marvell.com

Dianne Vanasse

Marvell Public Relations

408-242-0027

dvanasse@marvell.com

Louise Kehoe

Ogilvy PR Worldwide

650-544-5070

louise.kehoe@ogilvypr.com

David W. Mills Joins Marvell Technology Group’s Board of Directors

Santa Clara, California (February 5, 2008)—Marvell Technology Group Ltd., a leader in storage, communications, and consumer silicon solutions, has elected David W. Mills to serve as a member of the Company’s Board, effective immediately. The Marvell Board of Directors also announced that it has appointed Mr. Mills to serve on the governance Committee of the Board.

“I am very pleased to congratulate and welcome David to Marvell’s Board of Directors,” said Sehat Sutardja, Marvell’s Chairman, President and Chief Executive Officer. “David is a highly qualified executive with extensive experience in business and finance. I am confident that his leadership and business acumen, as well as his background in the law, will be a great asset to the Board and to all of Marvell.”

“It is an honor to be a part of the Marvell Board of Directors,” said Mr. Mills. “I am eager to work with my fellow Board members and to help Marvell capitalize on the great opportunities ahead.”

David W. Mills has served as the managing general partner of Harbourton Enterprises, a private investment firm, since April 1999. He has been a member of the faculty of Stanford Law School since 1997 and is currently holding the appointment as Senior Lecturer. He was the founder and has served as the first Director of the Stanford Clinical Law Program.  Mr. Mills founded Mills & Lynn Enterprises in 1987 where he served as general partner from 1988 to 2006 and as president since 2006. He also serves as a member of the board of several non-profit organizations, including Quest Bridge and the NAACP Legal Defense Fund, of which he is co-chairman. Mr. Mills holds a bachelor of arts degree from Rutgers University and a juris doctor degree from Rutgers-Newark Law School.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries.  For more information visit www.marvell.com.

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